Exhibit 3i

                           CERTIFICATE OF AMENDMENT TO
                            ARTICLES OF INCORPORATION

                                       OF

                          SENIOR CARE INDUSTRIES, INC.

KNOW ALL MEN BY THESE PRESENTS:

Senior Care Industries, Inc. formed under the laws of the State of Nevada, the undersigned, President and Secretary of Senior Care Industries, Inc. certify that by the written consent of 69% of all shareholders of all classes of stock entitled to vote and in accordance with Article XI of the Articles of Incorporation, Stockholder Action by Consent, the shareholders consented to amending the Articles of Incorporation as herein below set forth:

To amend Article IV of the Articles of Incorporation, Capital Stock, filed August 26, 1999 and as subsequently amended by the Articles of Agreement & Plan of Merger filed September 22, 1999 authorizing an aggregate number of common and preferred shares which the Corporation had the authority to issue being fifty five million [55,000,000] shares of voting stock with $.001 par value and that hereby the said authorization be increased to one hundred ten million [110,000,000] shares of stock with $.001 par value so that Article IV of the Articles of Incorporation shall now read:

The corporation shall be authorized to issue 100,000,000 shares of Common Stock having a $.001 par value, and 10,000,000 shares of Preferred Stock having a $.001 par value. The Common Stock and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders. The Common Stock and/or Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution authorizing the issuance of shares. Shareholders shall not have pre-emptive rights or be entitled to cumulative voting in connection with the shares of the Corporation's common or preferred stock.

IN WITNESS WHEREOF, we hereby set our hands on this 17th day of January, 2002, hereby declaring and certifying that the facts stated herein above are true.

         /s/ Craig Brown
         -----------------------
         Craig Brown
         President

         /s/ John W. Cruickshank
         -----------------------
         John W. Cruickshank
         Secretary

State of California
County of Orange

Personally appeared before me, a notary public of the State of California, Craig Brown & John W. Cruickshank, personally known by me who personally acknowledged that they executed the same on this 23rd Day of January, 2002.

                  Notary Public